Exhibit 99.1

CONTACT:	David Matheson (914) 640-5204

FOR IMMEDIATE RELEASE

April 29, 2003

STARWOOD REPORTS FIRST QUARTER 2003 RESULTS

WHITE PLAINS, NY, April 29, 2003 — Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) (“Starwood” or the “Company”) today reported results for the first quarter of 2003.

First Quarter 2003 Financial Highlights

•	EPS was a loss of $0.58, compared to income of $0.16 in 2002. EPS excluding special items, primarily related to a $104 million (after tax) impairment charge associated with the expected sale of an 18-hotel portfolio in North America, including several non-proprietary branded hotels (“18 Hotel Portfolio”), was a loss of $0.08 compared to income of $0.09 in 2002.

•	Total revenues, including other revenues from managed and franchised properties, were $1.073 billion, down slightly from 2002 levels. Total revenues, excluding other revenues from managed and franchised properties, were $883 million, compared to $884 million in 2002. REVPAR for Same-Store Owned Hotels worldwide decreased 1.7% when compared to 2002, primarily due to a decrease in ADR. REVPAR for owned and operated Same-Store Hotels in North America decreased 1.3%, due to the weak travel environment, especially in the Northeast. W Hotels owned and operated Same-Store REVPAR in North America increased 9.2%, while Westin owned and operated Same-Store REVPAR decreased 2.0% and Sheraton decreased 1.4%. Revenues from the vacation ownership business increased 14.4% to $93 million.

•	Total Company EBITDA was $186 million compared to $250 million ($224 million excluding special items) in 2002. EBITDA in 2002 included $24 million of foreign exchange gains related to the Argentine Peso devaluation and $2 million of restructuring credits. EBITDA at Same-Store Owned Hotels worldwide decreased 18.8% to $156 million. EBITDA from the vacation ownership business increased 20.1% to $22 million from $18 million in 2002.

•	Total Company EBITDA margin excluding special items decreased approximately 420 basis points to 21.1% when compared to 25.3% in 2002. EBITDA margins at Same-

Store Owned Hotels in North America decreased approximately 470 basis points to 22.0% when compared to 26.7% in 2002.

•	Total Company market share in North America increased for the Company’s owned and managed hotels.

•	The Company signed binding agreements to sell the Hotel Principe di Savoia in Milan, Italy (“Principe”), and four hotels and a 51% interest in its undeveloped land in Costa Smeralda, Italy, (“Sardinia Assets”) for 565 million Euro (approximately $617 million based on the March 31, 2003 exchange rate of $1.09 to the Euro). These sales are expected to close in mid-2003. Subsequent to the end of the first quarter, the Company approved a plan to sell the 18 Hotel Portfolio and expects to enter into a definitive agreement in the coming months and close these sales in the second half of 2003. Total proceeds from all three transactions are expected to be approximately $1.1 billion.

First Quarter Ended March 31, 2003

EPS was a loss of $0.58 in 2003, compared to income of $0.16 in 2002. EPS excluding special items was a loss of $0.08 in 2003 and income of $0.09 in 2002, and excludes net charges of approximately $100 million (after-tax) in 2003 primarily related to the impairment charge associated with the expected sale of the 18 Hotel Portfolio and net benefits of approximately $15 million (after-tax) in 2002 primarily associated with the foreign exchange gain related to the devaluation of the Argentine Peso. Gains associated with the sales of the Principe and Sardinia Assets will be recognized when the sales are closed in accordance with U.S. GAAP. Total Revenues declined slightly to $883 million when compared to $884 million in the same period of 2002. Total revenues, including other revenues from managed and franchised properties, were down slightly to $1.073 billion. EPS including discontinued operations was also a loss of $0.58 in the first quarter of 2003 compared to income of $0.16 in the same period of 2002.

Comments from the CEO

“It is obvious that the travel environment in the first quarter of this year, traditionally our weakest quarter, was at maximum distress, in large part due to factors beyond our control,” said Barry S. Sternlicht, Chairman and CEO. “In addition to revenue challenges, small increases in expenses (in areas like snow removal and energy) on a low revenue base exacerbated margin pressures. Furthermore, we are exposed to markets most impacted by the global slowdown, notably New York City and the Boston corridor.”

“Nonetheless, there were some important bright notes in the quarter. The W, Westin and Sheraton brands posted industry leading full-service REVPAR results which helped the Company generate a nearly 1% gain in overall market share. In addition, our previously announced wage freeze will only begin to positively impact year over year comparisons as of April 1 and beyond. There are also signs that spiraling fixed costs may be moderating in areas like property insurance, terrorism insurance, energy and real estate taxes. Our brand development pipeline remains strong and growing, despite worldwide turmoil. I remain optimistic for the back half of this year, assuming the SARS crisis dissipates.”

Concluding, Mr. Sternlicht said, “Most significantly, in the quarter we placed over $600 million of assets under contract for sale and expect additional sales as well. Together, these sales will provide significant debt reduction, allow us to take advantage of external opportunities as they may arise, or fund accretive capital projects.”

Hotel Operating Results

At the Company’s Same-Store Owned Hotels worldwide, revenues for the first quarter of 2003 decreased approximately $7 million to $730 million from $737 million in 2002 and EBITDA for the period decreased 18.8% to $156 million from $193 million in 2002. EBITDA at the Company’s Same-Store Owned Hotels in North America decreased 19.6% to $124 million in the first quarter of 2003 when compared to the same period of 2002, primarily due to the impact of lower ADR, increased energy and insurance costs, reduced cancellation fees in 2003, and increased spending behind incremental sales hiring and marketing. EBITDA at the Company’s Same-Store Owned Hotels internationally decreased 15.6% to approximately $32 million in the first quarter of 2003 when compared to the same period of 2002. The positive effects of foreign exchange in Europe and Asia Pacific were partially offset by the weakening of currencies in South America. Excluding the net favorable effects of foreign exchange, EBITDA at the Company’s Same-Store Owned Hotels internationally decreased 19.8% in the first quarter of 2003 when compared to the same period in 2002.

REVPAR at Same-Store Owned Hotels worldwide decreased 1.7% in the first quarter of 2003 when compared to the same period of 2002 as a result of a decrease in occupancy rates of 40 basis points to 60.0% and a decrease in ADR of 1.1% from the prior year. REVPAR at Same-Store Owned Hotels in North America decreased 3.0% to $90.15 when compared to the same period of 2002 as a result of a decrease in ADR of 3.1% to $147.16, offset by a slight increase in occupancy rates to 61.3% from 61.2% in the prior year. REVPAR at system-wide operated hotels (Same-Store Owned and managed) in North America decreased 1.3% when compared to the same period of 2002 as a result of a decrease in ADR of 3.1%, offset by increases in occupancy rates to 62.6% from 61.4%. Internationally, Same-Store Owned Hotel REVPAR increased 3.1%, with Europe up 9.6% and Asia Pacific up 23.6%, offset by declines in Latin America of 14.0% when compared to 2002.

EBITDA margins at Same-Store Owned Hotels worldwide were 21.4% in the first quarter of 2003 when compared to 26.1% in the same period of 2002. In North America, EBITDA margins at Same-Store Owned Hotels were 22.0% when compared to 26.7% in the same period of 2002. Internationally, EBITDA margins at Same-Store Owned Hotels were 19.6% when compared to 24.1% in the same period of 2002. The decline in North America EBITDA margins was due to the decrease in ADR while occupancy increased as well as difficult year-over-year comparisons as a result of the lease of the Sheraton Manhattan and portions of the Sheraton New York Hotel and Towers to a major tenant for office use. Further, the Company’s margins were significantly impacted by higher energy costs due to the extreme cold and snow storms that hit the East Coast in the first quarter of 2003 as well as increased insurance costs and reduced cancellation fees in 2003.

During the first quarter of 2003, the Company signed six hotel management and franchise contracts and opened seven new hotels and resorts including: The Sheraton Sanya Resort (Sanya, China, 511 rooms), the Sheraton and Westin at Our Lucaya Beach & Golf Resort (Lucaya, Bahamas, 1260 rooms), The Sheraton Krabi Resort (Krabi, Thailand, 246 rooms), and the Westin Leipzig Hotel (Leipzig, Germany, 447 rooms). Three new hotel openings scheduled for the second quarter of 2003 include: The Sheraton Saigon (Ho Chi Min, Vietnam, 383 rooms), and the Westin Charlotte, (Charlotte, North Carolina, 700 rooms). Including these properties, through the end of 2003, the Company expects to open 23 new full service hotels and resorts around the world. An additional 12 W Hotel projects are in the development pipeline as well as 20 Sheratons and 15 Westins, based on their flexible prototypes.

Vacation Ownership Operating Results

The Company’s vacation ownership division, Starwood Vacation Ownership, Inc. (SVO), is currently selling VOI inventory at 11 resorts and engaged in pre-opening sales at the Westin Ka’anapali Ocean Resort Villas in Maui, Hawaii currently under construction. For the first quarter of 2003, revenues from the timeshare business increased 14.4% to $93 million when compared to the same period in 2002 and EBITDA increased 20.1% to $22 million compared to $18 million in the same period of 2002. EBITDA margin in the first quarter of 2003 increased approximately 110 basis points to 23.2%. The average price of units sold during the quarter increased 28.9% to $19,820 per unit. Contract sales in the first quarter increased approximately 14.0% when compared to the same period in 2002, as sales were particularly strong at the Maui and Mission Hills resorts. There were no gains on sale of vacation ownership receivables during the first quarter of 2003 or 2002. The Company began construction of its fourth Westin-branded interval ownership resort in late 2002. The resort will feature 158 villas located adjacent to the Westin Kierland Resort & Spa in Scottsdale and pre-opening sales have begun.

Dispositions

The Company continues to review its worldwide portfolio for disposition candidates and is focused on restructuring and enhancing real estate returns and monetizing investments. During the first quarter, the Company entered into binding agreements to sell the Principe and the Sardinia Assets for 275 million Euro and 290 million Euro, respectively ($617 million combined based on exchange rates as of March 31, 2003). The Company expects to record a gain of approximately $130 million (after tax) upon closing of these sales. The Company plans to pay down debt with the net proceeds from these sales. The Company will continue to manage the Sardinia Assets after the sale is consummated under long term contracts and will participate through a 49% interest in future development of nearly 6,000 acres of land. The operating results of the Principe, together with interest expense related to debt that will be retired with the sales proceeds, have been classified as discontinued operations in the first quarter of 2003 and 2002. These transactions, which exceed the Company’s initial goal of selling $500 million of assets by the end of 2003, are expected to close in mid-2003.

In April 2003, the Company approved a plan to sell the 18 Hotel Portfolio, the majority of which will be sold subject to management and/or franchise agreements. As a result, the Company classified these hotels as held for sale in the accompanying consolidated balance sheets and recorded an impairment charge of approximately $170 million (pre tax)

to reflect the current fair value of this portfolio. This impairment charge is roughly equal to the step-up of these assets recorded in connection with the merger with ITT Corporation in 1998. The Company expects to sign a definitive agreement in the coming months, and expects to close this sale in the second half of 2003.

Capital

During the first quarter of 2003, the Company invested approximately $22 million in hotel assets; $40 million in VOI capital assets, including VOI construction at Westin Mission Hills Resort Villas in Rancho Mirage, California, Sheraton’s Mountain Vista in Avon, Colorado and Westin Ka’anapali Ocean Resort Villas in Maui, Hawaii and the acquisition of land for the second phase of the Ka’anapali project; and $25 million in other development/corporate capital, including the ongoing development of the St. Regis Museum Tower in San Francisco (269 rooms and 102 condominium units).

Financing

On March 31, 2003, the Company had total debt of $5.505 billion and cash and cash equivalents (including restricted cash) of $304 million, or net debt of $5.201 billion, compared to net debt of $5.103 billion at the end of 2002. The debt balance at March 31, 2003 was unfavorably impacted, compared to year end 2002, by the annual dividend for 2002 of $170 million which was paid in January 2003 and approximately $37 million due to foreign currency translation, primarily due to the appreciation of the Euro. In the first quarter of 2003, the Company amended its credit facility related to its leverage covenant for that quarter. The Company expects that further amendments may be necessary but expects to obtain them.

At March 31, 2003, the Company’s debt was approximately 54% fixed rate and 46% floating rate and its weighted average maturity was 5.8 years. As of March 31, 2003, the Company had cash (including restricted cash) and availability under its domestic and international revolving credit facilities of approximately $801 million and the Company’s debt had a weighted average interest rate of 5.44%.

At March 31, 2003, Starwood had approximately 203 million shares outstanding (including partnership units and exchangeable preferred shares).

Dividend

On January 21, 2003, the company paid its annual dividend for 2002 of $0.84 per share to shareholders of record on December 31, 2002.

Special Items

The Company recorded net charges of $100 million (after-tax) for special items in the first quarter of 2003 when compared to a net benefit of $15 million (after-tax) in the same period of 2002.

The net charges in the first quarter of 2003 primarily represent an impairment charge relating to the 18 Hotel Portfolio to reflect their current fair value less selling costs due to the classification of these assets as held for sale, offset by benefits of $4 million related to various adjustments to tax liabilities due to successful settlement of certain foreign and domestic tax matters.

The following represents a reconciliation of income (loss) from continuing operations before special items to income (loss) from continuing operations after special items (in millions, except per share data):

	Three Months Ended
	March 31,

	2003	2002

Income (loss) from continuing operations before special items	$(17)	$18

EPS before special items	$(0.08)	$0.09

Special Items:
Restructuring and other special credits, net(a)	—	2
Loss on asset dispositions and impairments, net (b)	(170)	(3)
Selling, general, administrative and other:
Foreign exchange gain from Argentina(c)	—	24

Total special items – pretax	(170)	23
Income tax benefit/(expense):
Income tax benefit/(expense) for special items (d)	66	(8)
Favorable settlement of tax liabilities(e)	4	—

Total special items – after-tax	(100)	15

Income (loss) from continuing operations	$(117)	$33

EPS including special items	$(0.58)	$0.16

(a)	During the first quarter of 2002, the Company sold its investment in an e-business venture previously deemed impaired and collected receivables which were previously deemed uncollectible. Accordingly, the previously recorded impairment reserves associated with these assets were reversed.

(b)	Loss for the three months ended March 31, 2003 primarily represents the impairment charge recorded due to the classification of the 18 Hotel Portfolio as held for sale. Loss for the three months ended March 31, 2002 represents an impairment charge to reduce the carrying value of a hotel, which was later sold, to its fair market value.

(c)	Amount represents foreign exchange gains resulting from the initial devaluation of the Argentine Peso and subsequent exchange rate volatility.

(d)	All special items are taxed at an incremental combined federal and state tax rate of approximately 38.6%.

(e)	Reversals relate to various adjustments to tax liabilities due to successful settlement of certain foreign and domestic tax matters.

The Company has included the above supplemental information concerning special items to assist investors in analyzing Starwood’s financial position and results of operations. The Company has chosen to provide this information to investors to enable them to perform meaningful comparisons of past, present and future operating results and as a means to emphasize the results of core on-going operations.

Future Performance

All comments in the following paragraphs and certain comments in this release above are deemed to be forward-looking statements. These statements reflect expectations of the Company’s performance given its current base of assets and its current understanding of external economic and political environments. Actual results may differ materially.

The situation in the Middle East, continued weakness in global economies, the outbreak of SARS and the threat of terrorist events and their consequent impact on travel make it extremely difficult to predict future results with any degree of precision. As a result, the Company is providing one possible scenario, rather than official guidance, to help the investment community gauge possible second quarter and full year financial results.

For the second quarter of 2003, after excluding results from the Principe under contract for sale and classified as a discontinued operation, if REVPAR at Same-Store Owned Hotels in North America was approximately 4% below the second quarter of 2002:

•	Second quarter 2003 EBITDA would be expected to be approximately $230 — $240 million.

•	Second quarter 2003 EPS would be expected to be approximately $0.20 — $0.25.

For the full year 2003, assuming the closings of the sales at the end of the second quarter of the Principe and Sardinia Assets currently under contract for sale and the 18 Hotel Portfolio, if REVPAR at Same-Store Owned Hotels in North America declined approximately 1-2% versus the full year 2002:

•	Full year 2003 EBITDA would be expected to be approximately $930 — $950 million.

•	Full year 2003 EPS excluding special items would be expected to be approximately $0.70 -$0.80 at a zero percent tax rate, which assumes an annual dividend of $0.84 per Share (payable in January 2004).

•	Full year 2003 capital expenditures would be approximately $450 million. Other than SVO construction, much of this capital has been scheduled for the latter half of 2003. This total has increased based upon expected proceeds from asset sales of approximately $1.1 billion.

•	For full year 2003 the Company expects cash interest expense of approximately $310 million and cash taxes of approximately $50 million.

Starwood will be conducting a conference call to discuss the first quarter financial results at 10:30 a.m. (ET) today. The conference call will be available through simultaneous webcast in the Investor Relations/Press Releases section of the Company’s website at www.starwood.com. A replay of the conference call will also be available from 1:30 p.m. (ET) today through 8:00 p.m. (ET) Tuesday, May 6, on both the Company’s website and via telephone replay at 719-457-0820 (access code: 476110).

All references to EPS, unless otherwise noted, reflect earnings (losses) per diluted share from continuing operations. All references to Total Revenues, unless otherwise specified,

exclude other revenues from managed and franchised properties. EBITDA represents operating income before interest expense, depreciation and amortization. EBITDA margin represents EBITDA as a percentage of revenues. All references to total Company EBITDA and EBITDA margins exclude other revenues and expenses from managed and franchised properties. The Company believes that this metric is useful to investors and management as a measure of the Company’s operating performance due to the significance of the Company’s long-lived assets and level of indebtedness and because such metric can be used to measure the Company’s ability to service debt, fund capital expenditures and pay cash distributions. EBITDA is not intended to represent cash flow from operations as defined by accounting principles generally accepted in the United States (GAAP) and such metric should not be considered as an alternative to net income, cash flow from operations or any other performance measure prescribed by GAAP. The Company’s calculation of EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

All references to Same-Store Owned Hotels reflect the Company’s owned, leased and consolidated joint venture hotels, excluding hotels under significant renovation or for which comparable results are not available. REVPAR is defined as revenue per available room. ADR is defined as average daily rate.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with more than 750 properties in more than 80 countries and 105,000 employees at its owned and managed properties. With internationally renowned brands, Starwood is a fully integrated owner, operator and franchisor of hotels and resorts including: St. Regis®, The Luxury Collection®, Sheraton®, Westin®, Four Points® by Sheraton, W® brands, as well as Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwood.com.

(Note: This press release contains forward-looking statements within the meaning of federal securities regulations. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties and other factors that may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. Further results, performance and achievements maybe affected by general economic conditions including the duration and severity of the current global economic downturn, the impact of war and terrorist activity, business and financing conditions, foreign exchange fluctuations, cyclicality of the real estate and the hotel and leisure business, operating risks associated with the hotel and leisure business, relationships with customers and property owners, the impact of the internet reservation channels, our reliance on technology, domestic and international political and geopolitical conditions, competition, governmental and regulatory actions (including the impact of changes in U.S. tax laws), travelers’ fears of exposure to contagious diseases, risk associated with the level of our indebtedness, and other circumstances and uncertainties. These risks and uncertainties are presented in detail in our filings with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.)

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per Share data)

	Three Months Ended
	March 31,

	2003	2002	% Variance

Revenues
Owned, leased and consolidated joint venture hotels	$732	$742	(1.3)
Other hotel and leisure(a)	151	142	6.3

	883	884	(0.1)
Other revenues from managed and franchised properties	190	202	(5.9)

	1,073	1,086	(1.2)

Costs and Expenses
Owned, leased and consolidated joint venture hotels	586	558	(5.0)
Selling, general, administrative and other(b)	121	88	(37.5)
Restructuring and other special credits, net	—	(2)	n/m
Depreciation	111	111	—
Amortization	6	5	(20.0)

	824	760	(8.4)
Other expenses from managed and franchised properties	190	202	5.9

	1,014	962	(5.4)

Operating income	59	124	(52.4)
Interest expense, net of interest income(c)	(77)	(76)	(1.3)
Loss on asset dispositions and impairments, net	(170)	(3)	n/m

	(188)	45	n/m
Income tax benefit (expense)	70	(13)	n/m
Minority equity in net income	1	1	—

Income (loss) from continuing operations	(117)	33	n/m
Discontinued operations Loss from operations, net of taxes of $0 and $0(d)	(1)	(1)	—
Gain on disposition, net of taxes of $1 and 0	2	—	n/m

Net income (loss)	$(116)	$32	n/m

Earnings (Loss) Per Share — Basic
Continuing operations	$(0.58)	$0.16	n/m
Discontinued operations	—	—	—

Net income (loss)	$(0.58)	$0.16	n/m

Earnings (Loss) Per Share — Diluted
Continuing operations	$(0.58)	$0.16	n/m
Discontinued operations	—	—	—

Net income (loss)	$(0.58)	$0.16	n/m

Weighted average number of Shares	200	200

Weighted average number of Shares assuming dilution	200	205

Reconciliation of Operating Income to EBITDA(e)
Operating income	$59	$124	(52.4)
Depreciation(f)	117	117	—
Amortization	6	5	20.0
Interest expense of unconsolidated joint ventures	4	4	—

EBITDA	$186	$250	(25.6)

Foreign exchange gains from Argentina	—	(24)	n/m
Restructuring and other special credits	—	(2)	n/m

EBITDA excluding special items	$186	$224	(17.0)

(a)	Other hotel and leisure revenues include management and franchise fees earned from third party hotel owners, the Company’s interest in unconsolidated joint ventures and the sale and financing of VOIs.

(b)	Selling, general, administrative and other expenses includes the cost of sales of VOIs and other costs of vacation ownership operations.

(c)	Interest expense is net of $4 million of discontinued operations allocations for both periods presented.

(d)	During the quarters ended March 31, 2003 and 2002, the Principe is presented as a discontinued operation as a result of the announced sale of this hotel.

(e)	For the three months ended March 31, 2002, EBITDA includes $24 million of foreign exchange gains related to the devaluation of the Argentine Peso and $2 million of restructuring credits.

(f)	Includes Starwood’s share of depreciation expense of unconsolidated joint ventures.

n/m = not meaningful

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	March 31,	December 31,
	2003	2002

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$158	$108
Restricted cash	146	108
Accounts receivable, net of allowance for doubtful accounts of $48 and $45	376	398
Inventories	213	214
Prepaid expenses and other	148	108

Total current assets	1,041	936
Investments	407	434
Plant, property and equipment, net	6,925	6,911
Assets held for sale (a)	667	839
Goodwill and intangible assets, net	2,576	2,570
Other assets	493	500

	$12,109	$12,190

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings and current maturities of long-term debt (b)	$908	$870
Accounts payable	220	223
Accrued expenses	561	671
Accrued salaries, wages and benefits	166	178
Accrued taxes and other	211	188

Total current liabilities	2,066	2,130
Long-term debt (b)	4,597	4,449
Deferred income taxes	909	986
Other liabilities	547	538

	8,119	8,103

Minority interest	37	39

Exchangeable Units and Class B exchangeable preferred shares of the Trust, at redemption value of $38.50	35	51

Commitments and contingencies
Stockholders’ equity:
Class A exchangeable preferred shares of the Trust; $0.01 par value; authorized 30,000,000 shares; outstanding 493,775 and 493,968 shares at March 31, 2003 and December 31, 2002, respectively	—	—
Corporation common stock; $0.01 par value; authorized 1,050,000,000 shares; outstanding 200,547,758 and 199,579,542 shares at March 31, 2003 and December 31, 2002, respectively	2	2
Trust Class B shares of beneficial interest; $0.01 par value; authorized 1,000,000,000 shares; outstanding 200,547,758 and 199,579,542 shares at March 31, 2003 and December 31, 2002, respectively	2	2
Additional paid-in capital	4,928	4,905
Deferred compensation	(19)	(14)
Accumulated other comprehensive income	(455)	(474)
Accumulated deficit	(540)	(424)

Total stockholders’ equity	3,918	3,997

	$12,109	$12,190

(a)	Represents the carrying value of the plant, property and equipment for the Principe and Sardinia Assets, which are under binding sales agreements, and the 18 Hotel Portfolio.

(b)	Excludes Starwood’s share of unconsolidated joint venture debt aggregating approximately $394 million.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Hotel Results — Same Store (1)
For the Three Months Ended March 31, 2003
UNAUDITED

	WORLDWIDE			NORTH AMERICA			INTERNATIONAL(2)

	2003	2002	Var.	2003	2002	Var.	2003	2002	Var.

		156 Hotels			112 Hotels			44 Hotels

OWNED HOTELS
REVPAR ($)	88.60	90.16	-1.7%	90.15	92.97	-3.0%	83.55	81.02	3.1%
ADR ($)	147.60	149.20	-1.1%	147.16	151.87	-3.1%	149.14	139.99	6.5%
OCCUPANCY (%)	60.0%	60.4%	-0.4	61.3%	61.2%	0.1	56.0%	57.9%	-1.9

		68			45			23

SHERATON
REVPAR ($)	70.97	74.82	-5.1%	73.69	78.17	-5.7%	64.69	67.08	-3.6%
ADR ($)	123.69	127.46	-3.0%	125.33	131.00	-4.3%	119.55	118.79	0.6%
OCCUPANCY (%)	57.4%	58.7%	-1.3	58.8%	59.7%	-0.9	54.1%	56.5%	-2.4

		37			24			13

WESTIN
REVPAR ($)	105.37	103.40	1.9%	100.52	100.92	-0.4%	123.20	112.69	9.3%
ADR ($)	157.71	155.56	1.4%	145.71	148.42	-1.8%	209.40	185.48	12.9%
OCCUPANCY (%)	66.8%	66.5%	0.3	69.0%	68.0%	1.0	58.8%	60.8%	-2.0

		12			5			7

LUXURY COLLECTION
REVPAR ($)	188.77	208.89	-9.6%	232.06	269.74	-14.0%	122.89	116.29	5.7%
ADR ($)	337.07	342.37	-1.5%	372.03	403.35	-7.8%	265.40	223.24	18.9%
OCCUPANCY (%)	56.0%	61.0%	-5.0	62.4%	66.9%	-4.5	46.3%	52.1%	-5.8

		12			12

W
REVPAR ($)	122.51	110.49	10.9%	122.51	110.49	10.9%
ADR ($)	199.74	202.01	-1.1%	199.74	202.01	-1.1%
OCCUPANCY (%)	61.3%	54.7%	6.6	61.3%	54.7%	6.6

		27			26			1

OTHER
REVPAR ($)	60.26	61.63	-2.2%	59.41	62.79	-5.4%	68.11	51.03	33.5%
ADR ($)	105.78	106.07	-0.3%	109.79	110.93	-1.0%	81.79	70.92	15.3%
OCCUPANCY (%)	57.0%	58.1%	-1.1	54.1%	56.6%	-2.5	83.3%	72.0%	11.3

(1)	Hotel Results exclude 6 hotels without comparable results, 1 hotel held for sale and classified as a discontinued operation and 2 hotels sold during 2002.

(2)	See next page for breakdown by division.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Hotel Results — Same Store (1)
For the Three Months Ended March 31, 2003
UNAUDITED

	EUROPE			LATIN AMERICA			ASIA PACIFIC

	2003	2002	Var.	2003	2002	Var.	2003	2002	Var.

		27 Hotels			13 Hotels			4 Hotels

OWNED HOTELS
REVPAR ($)	106.45	97.16	9.6%	59.00	68.59	-14.0%	71.29	57.67	23.6%
ADR ($)	199.05	168.63	18.0%	108.45	122.06	-11.2%	101.33	90.41	12.1%
OCCUPANCY (%)	53.5%	57.6%	-4.1	54.4%	56.2%	-1.8	70.4%	63.8%	6.6

		10			10			3

SHERATON
REVPAR ($)	83.98	81.73	2.8%	48.67	57.84	-15.9%	73.28	61.83	18.5%
ADR ($)	150.98	131.47	14.8%	95.44	111.61	-14.5%	117.69	105.40	11.7%
OCCUPANCY (%)	55.6%	62.2%	-6.6	51.0%	51.8%	-0.8	62.3%	58.7%	3.6

		10			3

WESTIN
REVPAR ($)	128.87	108.78	18.5%	108.75	123.09	-11.7%
ADR ($)	238.18	200.93	18.5%	153.48	157.10	-2.3%
OCCUPANCY (%)	54.1%	54.1%	0.0	70.9%	78.4%	-7.5

		7

LUXURY COLLECTION
REVPAR ($)	122.89	116.29	5.7%
ADR ($)	265.40	223.24	18.9%
OCCUPANCY (%)	46.3%	52.1%	-5.8

								1

OTHER
REVPAR ($)							68.11	51.03	33.5%
ADR ($)							81.79	70.92	15.3%
OCCUPANCY (%)							83.3%	72.0%	11.3

(1)	Hotel Results exclude 6 hotels without comparable results, 1 hotel held for sale and classified as a discontinued operation and 2 hotels sold during 2002.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Hotel Results — Same Store (1)
For the Three Months Ended March 31, 2003
UNAUDITED ($thousands)

	WORLDWIDE			NORTH AMERICA			INTERNATIONAL(2)

	2003	2002	Var.	2003	2002	Var.	2003	2002	Var.

		156 Hotels			112 Hotels			44 Hotels

OWNED HOTELS
Total REVENUE	730,106	737,059	-0.9%	565,478	578,990	-2.3%	164,628	158,069	4.1%
Total EBITDA(3)	156,338	192,603	-18.8%	124,139	154,433	-19.6%	32,199	38,170	-15.6%
MARGIN %	21.4%	26.1%	-4.7	22.0%	26.7%	-4.7	19.6%	24.1%	-4.5

		68			45			23

SHERATON
REVENUE	278,670	289,949	-3.9%	199,566	207,719	-3.9%	79,104	82,230	-3.8%
EBITDA	55,757	76,076	-26.7%	37,452	53,066	-29.4%	18,305	23,010	-20.4%
MARGIN %	20.0%	26.2%	-6.2	18.8%	25.5%	-6.7	23.1%	28.0%	-4.9

		37			24			13

WESTIN
REVENUE	231,087	224,217	3.1%	171,648	171,412	0.1%	59,439	52,805	12.6%
EBITDA	59,363	63,086	-5.9%	46,706	50,273	-7.1%	12,657	12,813	-1.2%
MARGIN %	25.7%	28.1%	-2.4	27.2%	29.3%	-2.1	21.3%	24.3%	-3.0

		12			5			7

LUXURY COLLECTION
REVENUE	91,132	97,866	-6.9%	70,581	79,027	-10.7%	20,551	18,839	9.1%
EBITDA	19,564	29,618	-33.9%	18,280	26,938	-32.1%	1,284	2,680	-52.1%
MARGIN %	21.5%	30.3%	-8.8	25.9%	34.1%	-8.2	6.2%	14.2%	-8.0

		12			12

W
REVENUE	71,586	66,306	8.0%	71,586	66,306	8.0%
EBITDA(3)	13,877	12,804	8.4%	13,877	12,804	8.4%
MARGIN %	19.4%	19.3%	0.1	19.4%	19.3%	0.1

		27			26			1

OTHER
REVENUE	57,631	58,721	-1.9%	52,097	54,526	-4.5%	5,534	4,195	31.9%
EBITDA	7,777	11,019	-29.4%	7,824	11,352	-31.1%	(47)	(333)	85.9%
MARGIN %	13.5%	18.8%	-5.3	15.0%	20.8%	-5.8	-0.8%	-7.9%	7.1

(1)	Hotel Results exclude 6 hotels without comparable results, 1 hotel held for sale and classified as a discontinued operation and 2 hotels sold during 2002.

(2)	See next page for breakdown by division.

(3)	NAD and Worldwide EBITDA excludes lease expense of $4,288 in 2003 and $4,234 in 2002 related to the lease of the W Time Square in New York.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Hotel Results — Same Store (1)
For the Three Months Ended March 31, 2003
UNAUDITED ($thousands)

	EUROPE			LATIN AMERICA			ASIA PACIFIC

	2003	2002	Var.	2003	2002	Var.	2003	2002	Var.

		27 Hotels			13 Hotels			4 Hotels

OWNED HOTELS
Total REVENUE	103,346	92,632	11.6%	43,905	51,079	-14.0%	17,377	14,358	21.0%
Total EBITDA	14,144	16,143	-12.4%	15,295	19,926	-23.2%	2,760	2,101	31.4%
MARGIN %	13.7%	17.4%	-3.7	34.8%	39.0%	-4.2	15.9%	14.6%	1.3

		10			10			3

SHERATON
REVENUE	38,283	37,487	2.1%	28,978	34,580	-16.2%	11,843	10,163	16.5%
EBITDA	6,959	8,715	-20.1%	8,539	11,861	-28.0%	2,807	2,434	15.3%
MARGIN %	18.2%	23.2%	-5.0	29.5%	34.3%	-4.8	23.7%	23.9%	-0.2

		10			3

WESTIN
REVENUE	44,512	36,306	22.6%	14,927	16,499	-9.5%
EBITDA	5,901	4,748	24.3%	6,756	8,065	-16.2%
MARGIN %	13.3%	13.1%	0.2	45.3%	48.9%	-3.6

		7

LUXURY COLLECTION
REVENUE	20,551	18,839	9.1%
EBITDA	1,284	2,680	-52.1%
MARGIN %	6.2%	14.2%	-8.0

								1

OTHER
REVENUE							5,534	4,195	31.9%
EBITDA							(47)	(333)	85.9%
MARGIN %							-0.8%	-7.9%	7.1

(1)	Hotel Results exclude 6 hotels without comparable results, 1 hotel held for sale and classified as a discontinued operation and 2 hotels sold during 2002.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Debt Portfolio Summary
As of March 31, 2002
UNAUDITED

	Interest	Balance		Interest	Avg Maturity
Debt	Terms	(in millions)	% of Portfolio	Rate	(in years)

Floating Rate Debt:
Senior credit facility
Revolving credit facility	VARIOUS + 162.5	$483	9%	3.58%	3.5
Term loan	LIBOR + 162.5	300	5%	2.93%	2.8

		783	14%	3.33%	3.2
450M Euro facility	EURIBOR + 195	492	9%	4.47%	0.7	(1)
Mortgages and other	Various	252	5%	5.41%	2.0
Interest rate swaps	Various	1,004	18%	5.21%

Total Floating		2,531	46%	4.50%	2.2
Fixed Rate Debt:
Sheraton Holding public debt		1,324	24%	6.52%	8.0	(2)
Senior notes		1,543	28%	7.04%	6.8	(3)
Convertible debt		318	6%	3.25%	1.2	(4)
Mortgages and other		793	14%	7.27%	9.1
Interest rate swaps		(1,004)	-18%	7.25%

Total Fixed		2,974	54%	6.25%	7.2

Total Debt		$5,505	100%	5.44%	5.8

Maturities	($ millions)

<1 year	$908
2-3 years	1,092
4-5 years	1,417
>5 years	2,088

$5,505

(1)  The proceeds from the sales of the Principe and Sardinia Assets will be used to repay this debt as required by the debt agreement; $4 million of interest expense associated with the Principe sale has been allocated to discontinued operations.

(2)  Balance consists of outstanding public debt of $1.297 billion and a $19 million fair value adjustment related to the unamortized gain on fixed to floating interest rate swaps terminated in September 2002 and an $8 million fair value adjustment related to current fixed to floating interest rate swaps.

(3)  Balance consists of outstanding public debt of $1.494 billion and a $37 million fair value adjustment related to the unamortized gain on fixed to floating interest rate swaps terminated in September 2002 and a $12 million fair value adjustment related to current fixed to floating interest rate swaps.

(4)  Maturity date reflects the first put date of the convertible debt.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Hotels without Comparable Results & Other Selected Items
For the Three Months Ended March 31, 2003
UNAUDITED ($ millions)

Properties without Comparable Results during the 1st Quarter 2003

Property	Location

Hotel Des Bains	Venice Lido, Italy
Hotel Cala di Volpe	Costa Smeralda, Italy
Hotel Pitrizza	Costa Smeralda, Italy
Hotel Romazzino	Costa Smeralda, Italy
Cervo Hotel & Conference Center	Costa Smeralda, Italy
The Westin Excelsior, Venice Lido	Venice Lido, Italy
Clarion Hotel Allentown	Allentown, PA
Minneapolis — Doubletree	Minneapolis, MN

Property Classified as a Discontinued Operation

Property	Location

Hotel Principe di Savoia	Milan, Italy

Selected Balance Sheet and Cash Flow Items:

Cash and cash equivalents (including restricted cash of $146 million)	$304
Capital expenditures (including timeshare inventory and development capital)	$87
Debt level	$5,505

2002 Actual EBITDA Associated with Assets Held For Sale:

	Q1	Q2	Q3	Q4	Full Year

EBITDA	$13	$26	$47	$16	$102

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Capital Expenditures
For the Three Months Ended March 31, 2003
UNAUDITED ($ millions)

Capital Expenditures:
Owned, Leased and Consolidated Joint Venture Hotels	$22
Corporate/IT	6

Subtotal	28

Vacation Ownership Capital Expenditures:
Capital expenditures (includes land acquisition)	24
Inventory	16

Subtotal	40

Development Capital(1)	19

Total Capital Expenditures	$87

(1)	Includes St. Regis San Francisco of $13

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Summary of Portfolio by Properties & Rooms
As of March 31, 2003
UNAUDITED

	PROPERTIES

			Lux. Col./
	Sheraton	Westin	St. Regis	Four Points	W	Other	Total

Owned, leased & consolidated JVs	68	38	18	7	12	20	163
Unconsolidated joint ventures	28	10	2	1	—	1	42

Equity interest properties	96	48	20	8	12	21	205
Managed (third-party owned)	143	43	18	22	5	5	236
Franchised, represented & referral	157	26	12	109	—	—	304

Total	396	117	50	139	17	26	745

	ROOMS

			Lux. Col./
	Sheraton	Westin	St. Regis	Four Points	W	Other	Total

Owned, leased & consolidated JVs	26,982	14,467	3,731	1,781	4,378	4,782	56,121
Unconsolidated joint ventures	10,516	4,495	441	128	—	132	15,712

Equity interest properties	37,498	18,962	4,172	1,909	4,378	4,914	71,833
Managed (third-party owned)	48,681	21,627	3,059	4,076	856	945	79,244
Franchised, represented & referral	47,593	8,585	1,410	19,550	—	—	77,138

Total	133,772	49,174	8,641	25,535	5,234	5,859	228,215